                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            P & F Industries, Inc.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            P & F Industries, Inc.
- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              P&F INDUSTRIES, INC.

                                300 SMITH STREET

                          FARMINGDALE, NEW YORK 11735

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 1995

                               ----------------

To the Stockholders of P&F Industries, Inc.:

  The Annual Meeting of Stockholders of P&F Industries, Inc. (the "Company") will be held at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York on Wednesday, May 24, 1995 at 10:00 A.M., for the following purposes:

    1. To elect two directors to hold office for three years;

    2. To ratify the selection of BDO Seidman, independent certified public accountants, as auditors for the fiscal year ending December 31, 1995;

    3. To consider, if properly brought before the meeting, a stockholder proposal, opposed by the Board of Directors and management, regarding the Company's stockholder rights plan; and

    4. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on April 24, 1995 are entitled to notice of and to vote at the meeting, and any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                                                LEON D. FELDMAN,
                                                                       Secretary

Dated: May 1, 1995
    Farmingdale, New York

IMPORTANT--PLEASE SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTPAID
            RETURN ENVELOPE PROVIDED, PARTICULARLY IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.

                              P&F INDUSTRIES, INC.

                                300 SMITH STREET

                          FARMINGDALE, NEW YORK 11735

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of P&F Industries, Inc. (the "Company") to be used at the meeting of stockholders of the Company (the "Annual Meeting") to be held on Wednesday, May 24, 1995 at 10:00 A.M., at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the Annual Meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. The Company anticipates mailing this proxy statement and the accompanying proxy to stockholders on or about May 1, 1995.

  As of April 15, 1995, there were 2,928,867 shares of the Company's Class A Common Stock, $1.00 par value (the "Class A Common Stock"), outstanding. Each share of Class A Common Stock is entitled to one vote. Only holders of record of Class A Common Stock at the close of business on April 24, 1995 will be entitled to notice of and to vote at the Annual Meeting. The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such service) may solicit proxies by telephone or otherwise.

  All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, such proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company herein and for the confirmation of the appointment of BDO Seidman as independent certified public accountants of the Company for the fiscal year ending December 31, 1995, but against the stockholder proposal set forth in this proxy statement. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. For purposes of determining whether a proposal has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Class A Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for three classes of directors, as nearly equal in number as possible, with three-year terms of office expiring in three successive years. A director elected to fill a vacancy serves for the remaining term of the class in which the vacancy exists. The Board of Directors presently consists of seven members, with two members in each of two classes and three members in the third class.

  Management proposes that Messrs. Richard A. Horowitz and Earle K. Moore, whose terms of office expire in 1995, be re-elected as directors to serve for terms to expire at the 1998 annual meeting of stockholders. Unless otherwise indicated, the enclosed proxy will be voted for the election of such nominees. Should any one or more of these nominees become unable to serve for any reason, or for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

  Directors will be elected by the plurality vote of the holders of the Class A Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE FOREGOING
                                   NOMINEES.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTORS

  Set forth below is the name and age of each director currently in office and whose term continues and of each nominee for director, his principal occupation, the year each became a director of the Company and a description of his principal occupation for the past five years. The information set forth below is as of April 15, 1995.

                                                                               YEAR FIRST
                    NAME                       PRINCIPAL OCCUPATION     AGE ELECTED DIRECTOR
                    ----                       --------------------     --- ----------------
NOMINEES TO SERVE UNTIL THE ANNUAL MEETING
IN 1998:
 Richard A. Horowitz........................ President                  45        1975
 Earle K. Moore............................. Attorney                   73        1987

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL
MEETING IN 1996:
 Leon D. Feldman............................ Executive Vice-
                                              President,
                                              Secretary and Treasurer   65        1967
 Robert L. Dubofsky......................... Insurance Broker           55        1990
 Marc A. Utay............................... Investment Banker          35        1992

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL
MEETING IN 1997:
 Sidney Horowitz............................ Chairman of the Board of
                                              Directors                 74        1962
 Arthur Hug, Jr............................. Retired Bank Chairman
                                              and Former Investment
                                              Banker                    72        1987

  Sidney Horowitz has been Chairman of the Board of Directors and Chief Executive Officer since 1968, was President from 1978 until 1986 and from 1962 until 1968, and was Treasurer from 1962 until 1967.

  Arthur Hug, Jr., who is retired, was the President of Vanguard Ventures, Inc. from 1987 until 1989, and was Chairman of North American Bancorp from 1974 until 1987.

  Richard A. Horowitz has been President of the Company since June 1986, was President of the Company's subsidiary, Embassy Industries, Inc., from 1976 until 1993, and was Secretary and Vice President from 1981 until 1986.

  Earle K. Moore is a member of the law firm of Bondy & Schloss, which was general counsel to the Company from September 1990 until December 1992. Mr. Moore was a member of the former law firm of Moore, Berson, Lifflander, Eisenberg & Mewhinney, which was general counsel to the Company from 1968 until September 1990.

  Leon D. Feldman has been Treasurer of the Company since 1967, Executive Vice-President since 1981 and Secretary since June 1986, and was Vice President from 1968 until 1981.

  Robert L. Dubofsky has been Managing Director of BWD Group Limited (formerly Blumencranz, Klepper, Wilkins & Dubofsky, Ltd.), an insurance brokerage group, since April 1992. From 1985 until March 1992, Mr. Dubofsky was Senior Vice-President of Alexander & Alexander of New York, Inc., an insurance brokerage firm.

  Marc A. Utay has been a Managing Director of Wasserstein Perella Co., Inc., an investment banking firm, since May 1993. From October 1991 to May 1993, Mr. Utay was a Managing Director of BT Securities Corporation, a subsidiary of Bankers Trust New York Corporation. From April 1990 to October 1991, Mr. Utay was a Managing Partner of Kent Capital Partners, Inc., an investment firm. Mr. Utay was with Drexel Burnham Lambert, Inc. from 1983 to March 1990 in various positions, the last of which was as a First Vice-President in the Mergers and Acquisitions division.

OWNERSHIP OF EQUITY SECURITIES

  The following table shows the beneficial ownership of Class A Common Stock as of April 15, 1995, including shares as to which a right to acquire beneficial ownership within 60 days exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), by (i) each director and nominee for director, (ii) the chief executive officer, (iii) the other executive officers who are listed in the Summary Compensation Table, (iv) each person known by the Company to be the beneficial owner of more than 5% of its Class A Common Stock and (v) all executive officers and directors as a group. Except as indicated in the applicable footnotes, each beneficial owner listed has sole voting power and sole investment power over the shares of Class A Common Stock indicated.

                                                      SHARES OF CLASS A
                                                         COMMON STOCK    PERCENT
                                                      BENEFICIALLY OWNED   OF
NAME                                                    APRIL 15, 1995    CLASS
- - ----                                                  ------------------ -------
Sidney Horowitz(1)(2)................................       485,875(3)    15.2%
Richard A. Horowitz(1)(2)............................       917,800(4)    30.3%
Leon D. Feldman(1)...................................       214,000(5)     6.8%
Earle K. Moore.......................................           --         --
Robert L. Dubofsky...................................        20,000         (6)
Arthur Hug, Jr.......................................         1,000         (6)
Marc A. Utay.........................................        70,000(7)     2.3%
Steel Partners II(8).................................       435,000       14.9%
All directors and officers as a group (7 persons)....     1,708,675(9)    47.8%

- - --------

(1) The address of each of Sidney Horowitz, Richard A. Horowitz and Leon D. Feldman is in care of the Company, 300 Smith Street, Farmingdale, New York 11735.
(2) Sidney Horowitz is the father of Richard Horowitz.
(3) Includes 99,988 shares owned by Grace Horowitz, wife of Sidney Horowitz, individually and as trustee for their daughter, and 400 shares owned by the Sidney and Grace Horowitz Foundation, as to all of which Sidney Horowitz disclaims beneficial ownership, and 277,000 shares issuable upon the exercise of stock options.
(4) Includes 22,400 shares owned by Linda Horowitz, wife of Richard A. Horowitz, individually and as Trustee for their daughter, and 660,000 shares owned by Linda Horowitz, individually, as to all of which Richard A. Horowitz disclaims beneficial ownership. Linda Horowitz has granted to her husband, Richard A. Horowitz, a ten year irrevocable proxy to vote the 660,000 shares. Includes 100,000 shares issuable upon the exercise of stock options.
(5) Includes 200,000 shares issuable upon the exercise of stock options and 14,000 shares held by the Feldman Family Living Trust.
(6) Less than 1%.
(7) Includes warrants to purchase 70,000 shares.
(8) The number of shares held is shown as reported in Steel Partners II's
    Schedule 13D, as amended, as filed with the Securities and Exchange Commission. Steel Partners II's address is 750 Lexington Avenue, 27th Floor, New York, New York 10022.
(9) Includes 647,000 shares issuable upon the exercise of stock options and warrants.

  In June 1992, Messrs. Richard A. Horowitz, Sidney Horowitz and Leon D. Feldman entered into an agreement pursuant to which each of Messrs. Sidney Horowitz and Leon D. Feldman agreed that, in the event that he desires to sell any shares of Class A Common Stock acquired pursuant to the exercise of his stock options, he would first offer to sell such shares to Mr. Richard A. Horowitz. This agreement was cancelled by the parties in June 1994.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES AND DIRECTOR COMPENSATION

  During 1994, the Board of Directors held six meetings and each director attended all meetings. The Board of Directors has an Audit Committee and a Stock Option Committee, the current members of each of which are Messrs. Arthur Hug, Jr., Earle K. Moore and Robert L. Dubofsky. The Audit Committee recommends the selection of independent auditors to the Board of Directors, reviews the overall scope, as well as the results, of the annual audit and reviews the overall internal controls of the Company. In 1994, the Audit Committee met once. The Stock Option Committee administers the Stock Option Plan. The Board does not have any nominating or compensation committees or committees performing similar functions.

  Each director who was not an employee of the Company or any of its subsidiaries received fees of $3,500 per year plus $1,250 per meeting attended. Directors who are also officers of the Company are not compensated for their duties as directors.

EXECUTIVE COMPENSATION

  The following table shows the compensation for the past three fiscal years of the chief executive officer and each of the other most highly compensated executive officers whose aggregate compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                               COMPENSATION
                                ANNUAL COMPENSATION (1)           AWARDS
                          ----------------------------------- ---------------
                                                 OTHER ANNUAL   SECURITIES
   NAME AND PRINCIPAL     FISCAL SALARY  BONUS   COMPENSATION   UNDERLYING    ALL OTHER
       OCCUPATION         YEAR   ($)     ($)(1)  ($)(2)       OPTIONS/SARS(#) COMPENSATION ($)(3)
   ------------------     ------ ------  ------  ------------ --------------- -------------------
Sidney Horowitz.........   1994  321,458 110,000      --               --           10,800
Chairman                   1993  315,000  87,000      --           35,000           17,667
                           1992  300,000  90,000      --               --           17,109
Richard A. Horowitz.....   1994  353,100 158,000      --          250,000           10,800
President                  1993  321,000 125,000      --               --           17,667
                           1992  300,000 130,000      --          450,000(4)        17,109
Leon D. Feldman.........   1994  261,450  86,000      --               --           10,800
Executive Vice-President   1993  249,000  68,000      --               --           17,667
                           1992  235,000  70,000      --               --           17,109

- - --------
(1) The Company has an incentive compensation bonus plan (the "Bonus Plan"). Under the terms of the Bonus Plan, the total bonuses paid to executive officers may not exceed 15% of the Company's income before income taxes prior to the payment under the Bonus Plan. Allocations to the individuals set forth above are made at the discretion of the Board of Directors. Amounts are accrued in the year shown above and paid in the following year. In 1993, the bonus compensation paid under the Bonus Plan to the named executive officers was calculated based on the pre-tax, pre-bonus income of the Company's continuing operations after allocating corporate overhead to the Company's discontinued operations.
(2) No amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is the lesser of either $50,000 or 10% of annual salary and bonus.
(3) This category includes Company contributions to the retirement plan which is a defined contribution plan (the "Plan"). The Plan covers all employees who do not receive pension benefits under a collective bargaining agreement, have been in the employ of the Company for at least one year and are at least 21 years of age. For 1994, the contributions paid by the Company were 5% of the first $40,000 of each employee's salary and 8% of the balance up to $150,000; for 1993, the contributions paid by the Company were 5% of the first $40,000 of each employee's salary and 8% of the balance up to $235,840; and for 1992, the contributions paid by the Company were 5% of the first $40,000 of each employee's salary and 8% of the balance up to $228,860. Upon leaving the Company, an employee may receive a lump sum payment of all amounts vested for him under the Plan, including earnings thereon.
(4) These options were cancelled by the Company in 1994.

STOCK OPTION GRANTS

  The following table shows information concerning options to purchase Class A Common Stock granted in 1994 to the chief executive officer and the executive officers who are set forth in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZED
                                                                           VALUE AT ASSUMED
                                                                         RATES OF STOCK PRICE
                                                                           APPRECIATION FOR
                                       INDIVIDUAL GRANTS                    OPTION TERM(3)
                         ----------------------------------------------- --------------------
                         NUMBER OF
                         SECURITIES  % OF TOTAL
                         UNDERLYING   OPTIONS
                          OPTIONS    GRANTED TO  EXERCISE OR
                          GRANTED   EMPLOYEES IN BASE PRICE   EXPIRATION
          NAME             (#)(1)   FISCAL YEAR    ($/SH)        DATE       5%        10%
          ----           ---------- ------------ -----------  ---------- --------- ----------
Sidney Horowitz.........     --          --          --           --        --         --
Richard A. Horowitz.....  250,000        81%       $1.994(2)    6/2/99   $  79,815 $  231,262
Leon D. Feldman.........     --          --          --           --        --         --

- - --------
(1) Options are granted pursuant to the Company's 1992 Incentive Stock Option Plan, as amended. The Stock Option Plan is administered by the Stock Option Committee which authorizes the issuance of options to key employees of the Company at exercise prices not less than the fair market value at the date of grant (market price plus 10% in the case of 10% stockholders).
(2) The market price of the Class A Common Stock on the date of the grant on June 2, 1994 was $1.8125.
(3) Based on the market price on the date of the grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION EXERCISES AND OPTION VALUES

  The following table shows information concerning the exercise of stock options during 1994 by the chief executive officer and the other executive officers set forth in the Summary Compensation Table and the fiscal year-end value of unexercised options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                             VALUE OF
                                                      NUMBER OF            UNEXERCISED
                                                     UNEXERCISED           IN-THE-MONEY
                                                   OPTIONS/SAR'S AT       OPTIONS/SAR'S
                                                  FISCAL YEAR END (#) AT FISCAL YEAR END ($)
                            SHARES                ------------------  ----------------------
                         ACQUIRED ON     VALUE       EXERCISABLE/          EXERCISABLE/
          NAME           EXERCISE (#) REALIZED($)   UNEXERCISABLE         UNEXERCISABLE
          ----           ------------ ----------  ------------------  ----------------------
Sidney Horowitz.........     --          --              277,000/0            113,356/0
Richard A. Horowitz.....     --          --         50,000/200,000         6,550/26,200
Leon D. Feldman.........     --          --              200,000/0            106,250/0

COMPENSATION REPORT ON EXECUTIVE COMPENSATION

  The Company does not have a compensation committee. The Board of Directors reviews the annual compensation of the Company's executive officers (including the chief executive officer). Each executive officer's compensation includes salary and a performance bonus. During the fiscal year ending December 31, 1994, the three executive officers of the Company, Sidney Horowitz, Richard A. Horowitz and Leon D. Feldman, were covered by these provisions.

  Each of the Company's three executive officers have employment agreements with the Company. Richard A. Horowitz and Leon D. Feldman entered into employment agreements with the Company in November 1989 which would have expired in November 1996. In September 1993, the Company extended their employment agreements so that they now expire in September 2000 with respect to Richard Horowitz and September 1998 with respect to Leon D. Feldman. Sidney Horowitz entered into an employment agreement, dated as of September 30, 1993, with the Company which provided for him to continue as the Company's Chairman until November 1994 and thereafter as a consultant to the Company for a three year period. As of November 1, 1994, the Company entered into a new employment agreement with Sidney Horowitz which provides for him to continue as the Company's Chairman through October 31, 1995 and thereafter as a consultant to the Company for a three year period. The employment agreements provide for annual salaries, subject to annual increases at the discretion of the Board of Directors (the executive officers do not vote on the salary increases) and with respect to Sidney Horowitz, provides for consulting compensation commencing in November 1995. The employment agreements of each of Richard Horowitz and Leon Feldman also provide that upon "discharge" after a "change in control" (each as defined in the respective agreements), each will receive his annual salary for the remainder of the term of his employment agreement or a lump sum severance payment in an amount equal to 2.99 times his annual compensation. The Board of Directors takes into consideration the following factors in determining the executive officers' compensation levels for the ensuing fiscal year: the individual officer's job performance and level of responsibility, prior years' compensation, number of years of employment with the Company and the rate of inflation. Aggregate increases for 1994 were 5.8%.

  In 1986, the Company established the Bonus Plan for the three executive officers that provides for the payment of a cash bonus not to exceed, in the aggregate, 15% of the Company's pre-tax profits.

            Members of the Board of Directors


            Sidney Horowitz (Chairman)                      Arthur Hug, Jr.
            Richard A. Horowitz                             Marc A. Utay
            Leon D. Feldman                                 Robert Dubofsky
            Earle K. Moore

PERFORMANCE GRAPH

  The following performance graph compares the five-year cumulative return of the Class A Common Stock to the total returns of the Nasdaq Stock Market (U.S.A.) Index and a composite group comprised of companies with approximately the same market capitalization as the Company for the fiscal year ended December 31, 1992. Such composite group was used because the Company, through its three subsidiaries, engages in several different lines of business and an applicable peer group does not exist. In addition to the Company, the following companies are included in the index: Driver Harris Co. Inc., Energy West, Inc., Halsey Drug Corp., Harris & Harris Group, Inc., Leisure Concepts, Inc., Presidential Realty Corp., Supradur Manufacturing Corp., TSR, Inc. and Wendi-Bristol Health Corp. Jewelmasters, Inc., which was included in the index located in the Company's 1994 proxy statement, has been omitted because the necessary information is no longer publicly available. Each case assumes a $100 investment on January 1, 1989 and reinvestment of any dividends. Cumulative returns are at December 31 of each year.


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG P&F INDUSTRIES, NASDAQ AND PEER GROUP

Measurement period          P&F                    PEER
(Fiscal year Covered)   INDUSTRIES     NASDAQ      GROUP
- - ---------------------   ----------    --------   ---------
Measurement PT -
12/29/89                  $ 100         $ 100      $ 100

FYE 12/31/90              $  56         $  85      $  64
FYE 12/31/91              $  56         $ 136      $  88
FYE 12/31/92              $  40         $ 159      $  98
FYE 12/31/93              $  56         $ 181      $ 125
FYE 12/31/94              $  68         $ 177      $ 102



COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1994.

RELATED TRANSACTION

  In October 1992, the Company made an unsecured loan to Mr. Richard A. Horowitz evidenced by a promissory note (the "Note") in the amount of $125,000 for the purchase by Mr. Horowitz of Class A Common Stock from an unaffiliated third party. The Note is payable on demand and bears interest at the annual rate charged by the Company's lender, prime plus 1/2%. As of April 15, 1995, the outstanding principal balance of such Note was $65,000.

                             SELECTION OF AUDITORS

  BDO Seidman has audited the financial statements of the Company since 1963. The Board of Directors, upon the recommendation of its Audit Committee, has selected BDO Seidman as independent certified public accountants for the Company to audit and report upon the consolidated financial statements for the 1995 fiscal year and is submitting this matter to the stockholders for their ratification. The affirmative vote of a majority of the shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for the ratification of the selection of BDO Seidman. Representatives of BDO Seidman are expected to be present at the Annual Meeting, to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
             "FOR" THE APPROVAL OF THE SELECTION OF BDO SEIDMAN AS
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                              STOCKHOLDER PROPOSAL

  The Company has been informed that Steel Partners II, L.P. intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

 THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED AFTER SUCH
                       PROPOSAL AND SUPPORTING STATEMENT.

  Steel Partners II, L.P., with a principal place of business at 750 Lexington Avenue, 27th Floor, New York, New York 10022 and which is the beneficial owner of 435,000 shares of Class A Common Stock, has submitted the following resolution:

  "RESOLVED: The shareholders urge the Board to redeem all "Rights" under the Company's "Shareholder Rights Plan," unless it is approved by a majority of the shares at a shareholder meeting held as soon as possible."

  The proponent has furnished the following statement setting forth the reasons advanced by it in support of its proposal:

  "In 1994, the Board adopted, without shareholder approval, the current Shareholder Rights Plan (frequently referred to as a "poison pill"). By adopting the poison pill, the Board has empowered itself to dilute the holdings of any shareholder (other than certain members of senior management and their families and associates with respect to shares now owned and issued upon exercise of currently outstanding stock options) who acquires, without the Board's approval, more than 15% of the outstanding shares. The poison pill is an extremely powerful device intended to prevent non-Board approved offers for more than 15% of the Company's shares, however attractive the offer might be to shareholders. In our opinion, the pill's effects reduce the value of the Company's stock.

  We believe that the shareholders--who are the true owners of the Company-- should decide what is a fair price for their shares. The Delaware General Corporation Law prevents a non-Board approved investor acquiring more than 15% but less than 85% of the shares from engaging in certain self-interested transactions; this, in our opinion, affords statutory protections against "unfair" offers intended as a prelude to such self-interested transactions.

  The current poison pill replaces one adopted by the Board in 1989. The Board redeemed the "Rights" under the earlier pill and adopted the new pill after we claimed that, under the earlier pill, the exercise by Richard Horowitz (the Company's President) of options for 660,000 shares

  (approximately 22% of outstanding) and his transfer of those shares to his wife triggered the pill. The new poison pill exempts all shares now owned by Mr. Horowitz and his father, Sidney Horowitz, and their associates, and shares acquired on exercise of currently outstanding options by Mr. Horowitz and his father.

  Considering the Company's performance, we believe that the Board has authorized excessive senior management compensation. In fiscal year 1993 and 1992, compensation to Richard Horowitz, Sidney Horowitz and one other executive officer totalled approximately $1,200,000 and $1,160,000, respectively, compared with net income from continuing operations of $695,000 and $320,000 in those years. In addition, Richard Horowitz and other senior management have been granted stock options to purchase additional shares of the Company's common stock which have been exempted by the Board from the current poison pill.

  We believe that poison pills can pose such an obstacle to a takeover that management becomes entrenched, and that such entrenchment, and the lack of accountability that results, can adversely affect shareholder value. We are convinced that the compensation described above and the number of options granted to senior management demonstrates the effects of the entrenchment and non-accountability resulting from poison pills. Shareholder values have, we believe, been adversely affected as a result.

  We urge you to vote FOR our proposal."

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS
                                   PROPOSAL.

BOARD OF DIRECTORS STATEMENT ON STOCKHOLDER PROPOSAL

  The Board of Directors strongly disagrees with the foregoing proposal and certain statements set forth in the accompanying supporting statement. As discussed more fully below, the supporting statement incorrectly describes the implementation and effects of the Company's new Stockholder Rights Plan. The supporting statement also presents a distorted analysis of senior management compensation by comparing pre-tax compensation with the Company's after-tax earnings and incorrectly concludes that the Company's senior management has received excessive compensation. The following explains the benefits of the Stockholder Rights Plan and why over 1,300 companies have adopted such a plan as well as the compensation of senior management vis-a-vis the Company's pre-tax earnings for fiscal year 1994.

  Because it believed that a new Stockholder Rights Plan was in the best interests of the stockholders, on August 23, 1994, the Board of Directors redeemed the prior stockholder rights plan and adopted the current Stockholder Rights Plan. The Stockholder Rights Plan was adopted after careful consideration and with the advice of a special committee of independent directors, which committee was represented by independent legal counsel. The Stockholder Rights Plan is similar to plans adopted by over 1,300 companies incorporated in Delaware and across the United States. The Supreme Court of the State of Delaware, the state in which the Company is incorporated, has upheld stockholder rights plans as a valid exercise of a board's business judgment and as an appropriate means to enable the board to better fulfill its fiduciary responsibilities when confronted with a takeover situation. Accordingly, the adoption of the new Stockholder Rights Plan was within the scope of the Board of Directors' authority and did not require stockholder approval. In this regard, the Board of Directors believes that the supporting statement unfairly and erroneously implies that stockholder approval was required.

  While the Board of Directors is not aware of any current takeover activity directed at the Company, the Board of Directors has designed the Stockholder Rights Plan to help it obtain fair and equal treatment for all stockholders in the event of a proposed takeover. The Board of Directors firmly believes, and certain studies have supported, that the adoption of a stockholder rights plan does not depress the price of a corporation's stock and does not deter takeovers. Indeed, the Stockholder Rights Plan is intended to preserve the long-term value of the Company for all stockholders and to protect the Company and its stockholders from certain coercive takeover tactics. In particular, the Stockholder Rights Plan was designed to deter anyone from purchasing a controlling stock interest in the Company without making an offer to purchase all outstanding shares at a fair price. The Stockholder Rights Plan is not intended to prevent an acquisition of the Company on terms that the Board considers favorable and fair to, and in the best interests of all stockholders, and the Board will not prevent such an acquisition.

  Steel Partners II, L.P. ("Steel Partners") claims that plans such as the Stockholder Rights Plan may deter unsolicited acquisition proposals and that the Board has authorized excessive senior management compensation. The Board of Directors has carefully considered these points and strongly disagrees. Accordingly, the Board has concluded that the Steel Partners' claims do not justify leaving the stockholders without the protection provided by a rights plan against unfair treatment by an acquirer. Experience has shown that many companies with a rights plan in place have received unsolicited offers and a number of companies have redeemed the rights in connection with transactions which their directors determined to be in the best interests of the company and its stockholders. Indeed, during the past year, several companies have used rights plans to thwart inadequate initial bids and to sell their companies later at an increased price. This history confirms the Board's belief that the question of whether to redeem the Rights should be answered only in the context of a specific acquisition proposal. In such a situation, the Board has an obligation to meet its fiduciary duties and exercise its business judgment in the best interests of the stockholders. The Stockholder Rights Plan serves to increase the negotiating power of the Board of Directors in dealing with a hostile bidder for the Company's stock, and in certain circumstances may result in the Board achieving a more favorable price for the Company's stockholders.

  With respect to compensation, in fiscal year 1994, senior management received an increase in pre-tax compensation (including bonus compensation based on the Company's income) of 10.7% while the Company's pre-tax earnings increased by 77.4%. The Board of Directors believes that the compensation paid to senior management is appropriate, not excessive, and that the supporting statement presents inappropriate comparisons of pre-tax compensation and after-tax earnings in order to cast senior management compensation in a negative light.

  Under the corporation law of the State of Delaware, the action recommended in the proposal can be taken only when the Board of Directors, in its sole discretion, determines to redeem the Stockholder Rights Plan. Therefore, a vote in favor of Steel Partners' proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate such action. The Board of Directors has no present intention of redeeming the Stockholder Rights Plan.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                            "AGAINST" THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

  Stockholder proposals intended for inclusion in the proxy material for the 1996 Annual Meeting of Stockholders, and nominations for director to be elected at the 1996 Annual Meeting of Stockholders, each must be received by the Secretary of the Company at the Company's offices at 300 Smith Street, Farmingdale, New York 11735 not later than January 2, 1996 in order for such proposals and nominations to be included in the proxy materials for the 1996 Annual Meeting of Stockholders. Any stockholder interested in making a proposal or nominating a director is referred to the Company's By-laws.

ADDITIONAL INFORMATION AND OTHER MATTERS

  A copy of the Company's Form 10-K for the fiscal year ended December 31, 1994 as filed with the Commission may be obtained free of charge by writing to the Company, 300 Smith Street, Farmingdale, New York 11735; Attention: Secretary of the Company.

  The management is not aware of any matters to be presented for action at the Annual Meeting other than the matters mentioned above, and does not intend to bring any other matters before the Annual Meeting. However, if any other matters should come before the Annual Meeting, it is intended that the holders of the proxies will vote them in their discretion.

                                          By order of the Board of Directors,
                                          LEON D. FELDMAN
                                          Secretary

Date: May 1, 1995

PROXY
                             P&F INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        Annual Meeting of Stockholders
                                 May 24, 1995

  The undersigned hereby appoints SIDNEY HOROWITZ, RICHARD A. HOROWITZ and LEON
D. FELDMAN, or any one or more of them, attorney with full power of substitution and revocation to each, for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the Class A Common Stock of the undersigned in P&F Industries, Inc. at the Annual Meeting of Stockholders to be held at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York on Wednesday, May 24, 1995 at 10:00 a.m. and at any adjournment thereof, for the following matters.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AND "AGAINST" PROPOSAL 3.

                 (Continued, and to be signed on reverse side)

[X] Please mark your
    votes as in this
    example.
                         FOR all nominees          WITHHOLD AUTHORITY
                     (except as marked to the   to vote for all nominees
                         contrary below)             listed at right


1. Election of two             [_]                         [_]
directors, as set
forth at right, for
a term of three years
(expiring in 1998) and until their successors are duly elected and qualified.
INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.

- - -------------------------------

NOMINEES: Richard A. Horowitz
          Earle K. Moore

                                                FOR    AGAINST  ABSTAIN
2. Ratification of the selection of auditors.   [_]      [_]      [_]

3. Stockholder proposal regarding the           [_]      [_]      [_]
   Company's stockholder rights plan.

4. In their discretion, upon any other matters which may properly come before the meeting.

This proxy will be voted as specified above.


IMPORTANT - please vote, sign and return this proxy as soon as possible so that it will arrive before the Annual Meeting on May 24, 1995.


SIGNATURE(S)___________________________________DATE ______________________, 1995
NOTE: Please sign as your name(s) appear(s) hereon. When signing at attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name shown, including the case of joint tenants, each party should sign.